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As filed with the Securities and Exchange Commission on June 10, 2004

REGISTRATION NO. 333-115800

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVAYA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	22-3713430 (I.R.S. Employer Identification Number)

211 Mount Airy Road
Basking Ridge, New Jersey 07920
(908) 953-6000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Pamela F. Craven, Esq.
Senior Vice President, General Counsel And Secretary
Avaya Inc.
211 Mount Airy Road
Basking Ridge, New Jersey 07920
(908) 953-6000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

with a copy to:

John G. Ferreira, Esq.
Alan S. Pretter, Esq.
Morgan, Lewis & Bockius LLP
One Oxford Centre
Thirty-Second Floor
Pittsburgh, Pennsylvania 15219
(412) 560-3300

        Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Not applicable.

REMOVAL OF SHARES OF COMMON STOCK FROM REGISTRATION

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, as declared effective by the Securities and Exchange Commission on June 9, 2004 (No. 333-115800) (the "Registration Statement"), is being filed to deregister certain shares of common stock, par value $0.01 per share ("Common Stock"), of Avaya Inc. ("Avaya").

        Avaya previously registered, pursuant to the Registration Statement, 8,000,000 shares (the "Shares") of its Common Stock for resale by the Avaya Inc. Master Pension Trust (the "Trust"), which was created as a part of, and on behalf of, the Avaya Inc. Pension Plan for Salaried Employees. Pursuant to a Stock Contribution Agreement, dated May 24, 2004, between Avaya Inc. and U. S. Trust Company, National Association, Avaya agreed to contribute such number of shares of its Common Stock as determined by dividing $111 million by the average of the opening and closing prices of Avaya's Common Stock on the New York Stock Exchange on the last full trading day that immediately preceded the closing of the contribution under the Stock Contribution Agreement. The number of shares of Common Stock that were contributed to the Trust was 6,959,248. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to remove from registration 1,040,752 Shares. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Shares.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey, on June 9, 2004.

AVAYA INC.
By:	/s/ GARRY K. MCGUIRE SR. Name: Garry K. McGuire Sr. Title: Chief Financial Officer and Senior Vice President, Corporate Development

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Donald K. Peterson	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 9, 2004
/s/ GARRY K. MCGUIRE SR. Garry K. McGuire Sr.	Chief Financial Officer and Senior Vice President, Corporate Development (Principal Financial Officer)	June 9, 2004
/s/ AMARNATH K. PAI Amarnath K. Pai	Vice President, Finance Operations and Controller (Principal Accounting Officer)	June 9, 2004
* Bruce Bond	Director	June 9, 2004
* Joseph P. Landy	Director	June 9, 2004
* Mark Leslie	Director	June 9, 2004
* Philip Odeen	Director	June 9, 2004
* Hellene Runtagh	Director	June 9, 2004
* Dan C. Stanzione	Director	June 9, 2004

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* Paula Stern	Director	June 9, 2004
* Anthony Terracciano	Director	June 9, 2004
* Richard F. Wallman	Director	June 9, 2004
* Ronald Zarrella	Director	June 9, 2004
*By:	/s/ GARRY K. MCGUIRE Garry K. McGuire Attorney-in-fact

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REMOVAL OF SHARES OF COMMON STOCK FROM REGISTRATION
SIGNATURES